Contact:
Investor Relations: 408-566-5600, investor_relations@webex.com
Press: Colin Smith 415-977-1912, colin@antennapr.com

WebEx Announces Fourth Quarter
and Fiscal Year 2004 Results

SANTA CLARA, Calif., February 9, 2005—WebEx Communications, Inc. (Nasdaq: WEBX) today announced financial results for the fourth quarter of 2004 and fiscal year ended December 31, 2004.

For the fourth quarter of 2004, revenues were $67.7 million, a 26% increase from $53.9 million in the fourth quarter of 2003. Net income calculated in accordance with generally accepted accounting principles, or GAAP, was $15.8 million, or $0.34 per diluted share, for the fourth quarter of 2004, as compared to $34.5 million, or $0.76 per diluted share, for the fourth quarter of 2003. In the fourth quarter of 2004, WebEx reduced its valuation allowance and recognized $4.7 million of deferred tax assets primarily related to its remaining net operating loss carry forwards. This resulted in a tax benefit in the fourth quarter of $3.8 million or $0.08 per diluted share and a $0.9 million credit to additional paid in capital. Net income for the fourth quarter of 2004, excluding this tax benefit, was $0.26 per diluted share, an increase of 24% compared to a non-GAAP $0.21 per diluted share in the fourth quarter of 2003, excluding a $21.4 million, or $0.47 per diluted share tax benefit, using an assumed 40% tax rate and excluding equity based compensation in 2003.

For the fiscal year 2004, revenues were $249 million, a 32% increase from $189 million in fiscal year 2003. Net income calculated in accordance with GAAP was $47.9 million, or $1.03 per diluted share, for fiscal year 2004 as compared to $59.8 million, or $1.37 per diluted share, for fiscal year 2003. Net income for fiscal year 2004, excluding the tax benefit in the fourth quarter of $3.8 million, was $0.95 per diluted share, an increase of 51% compared to a non-GAAP $0.63 per diluted share for fiscal year 2003, excluding a $21.4 million, or $0.47 per diluted share tax benefit, using an assumed 40% tax rate and excluding equity based compensation in 2003.

During the fourth quarter of 2004, cash and short-term investments increased to approximately $185 million, up $20.6 million from the third quarter of 2004. Cash flow from operations of $20.5 million was offset by $9.1 million of capital expenditures. WebEx received $9.1 million in cash from stock issuances under WebEx’s employee stock plans.

“2004 was another good year of growth powered by continued success in new customer acquisitions, expansion of our suite of web meeting applications, and the enhanced capability of our MediaTone network delivery platform,” said Subrah Iyar, Chairman and Chief Executive Officer of WebEx. “We enter 2005 with a strengthened executive team ready to extend our industry leadership in an expanding market for on-demand web meeting applications and an opportunity to drive our technology into new markets.”

Guidance
The following contains forward-looking guidance regarding WebEx’s financial outlook. The following statements are based on current expectations.

WebEx reiterates the guidance provided on October 21, 2004 for fiscal year 2005. WebEx anticipates revenues in the range of $300 to $310 million and GAAP EPS in the range of $1.05 to $1.15 for the fiscal year. This 2005 guidance does not take into account the change in accounting standards regarding expensing equity based compensation that is currently scheduled to become effective in the second half of 2005.

For the first quarter of 2005, WebEx anticipates revenues in the range of $70 to $71.5 million. GAAP EPS are anticipated to be in the range of $0.25 to $0.27 for the first quarter of 2005.

Non-GAAP Financial Measures
This press release includes financial measures for earnings per share and net income that have not been calculated in accordance with generally accepted accounting principles (GAAP). These differ from GAAP in that they exclude tax benefits resulting from recognition of deferred tax assets and associated releases of valuation allowances. In addition, the non-GAAP financial measures for the fourth quarter of 2003 and the full year 2003 assume a 40% tax rate and exclude equity compensation expense. WebEx believes that providing these non-GAAP financial measurements is useful to its investors because they provide a consistent basis for comparison of WebEx’s financial condition and results of operations between quarters, which comparison is not influenced by non-recurring tax events, fluctuations in WebEx’s stock price or changes in WebEx’s effective tax rate. Since WebEx has historically reported non-GAAP results to the investment community, WebEx believes the inclusion of non-GAAP measurements provide consistency in the company’s financial reporting. The presentation of this additional information is not meant to be considered in isolation or as a substitute for earnings per share or net income calculated in accordance with GAAP. A reconciliation of these GAAP and non-GAAP financial measures is included in the attached tables.

Conference Call
Management will host the quarterly conference call to discuss the results today February 9, 2005, beginning at 5:00 p.m. EDT. In conjunction with the audio call, there will be a WebEx meeting for the visual part of the presentation. Interested parties may participate in the conference call in one of two ways:

To join the WebEx online meeting and listen to the audio via the computer (WebEx VoIP), please go to http://webex.com/q4_earnings_voip
or
To join the WebEx online meeting and listen to the audio via the telephone, please go to http://webex.com/q4_earnings_tele and call (212) 231-6006

For those unable to participate in the live WebEx meeting, a replay will be available beginning one hour after the conclusion of the meeting and both the transcript and the presentation materials will be posted on the investor relations’ section of the web site. To replay the recorded WebEx meeting, go to http://webex.com/q4_replay or to replay the audio only, call (402) 977-9141 and enter reservation number 21228821.

About WebEx Communications Inc.
WebEx Communications, Inc. is the world's leading provider of on-demand web meeting applications. WebEx applications improve collaboration and increase productivity in sales, support, training, marketing, engineering and product design. WebEx delivers its suite of real-time collaborative applications over the global WebEx MediaTone Network, a network specifically designed for secure web collaboration. WebEx Communications is based in Santa Clara, California and with offices throughout Europe, Asia and Australia. Please call toll free 877-509-3239 or visit http://www.webex.com for more information.

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This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by use of the terms anticipates, believes, continue, could, estimates, expects, intends, may, plans, potential, predicts, should or will, or the negative of those terms or similar expressions. These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those described in such statements as a result of these risks and uncertainties. In particular, these forward looking statements include, but are not limited to, statements regarding guidance for the first quarter of 2005 and fiscal year 2005 on anticipated revenues and earnings per share. Factors which could contribute to risks and uncertainties include, but are not limited to the failure of WebEx to meet financial expectations, decrease in demand for WebEx services, the failure of WebEx to meet projections in domestic and international direct sales activity, channel sales, customer retention and expense control, failures and interruptions in the software and systems underlying WebEx’s services, the effects of competitive offerings, and the impact of general economic conditions. A fuller discussion of the risks and uncertainties that could affect WebEx Communications, Inc. are more fully set forth in WebEx Communications, Inc.’s filings with the Securities and Exchange Commission, including WebEx’s Form 10-Q filed on November 8, 2004. WebEx Communications, Inc. assumes no obligation to update forward-looking information contained in this press release.

WebEx Communications, Inc.
Unaudited Condensed Consolidated Statement of Operations
(In 000's - except per share amounts)

	QTD		YTD
	December 31,		December 31,
	2004	2003	2004	2003

Net revenues	$67,693	$53,860	$249,133	$189,341

Cost of revenues	10,927	8,761	41,854	31,798
Gross profit	56,766	45,099	207,279	157,543

Operating expenses:
Sales and marketing	21,691	18,913	84,192	74,249
Research and development	9,740	6,621	34,342	24,769
General and administrative	5,857	4,114	18,713	13,575

Total operating expenses
before equity-based compensation	37,288	29,648	137,247	112,593

Operating income
before equity-based compensation	19,478	15,451	70,032	44,950

Equity-based compensation	124	547	571	1,849

Operating income
including equity-based compensation	19,354	14,904	69,461	43,101

Other income/(expense), net	(409)	143	308	1,074
Net income before income tax	$18,945	$15,047	$69,769	$44,175

Expense/(benefit) for income tax	3,169	(19,414)	21,889	(15,627)
Net income	$15,776	$34,461	$47,880	$59,802

Net income per share
Basic	$0.35	$0.81	$1.09	$1.44
Diluted	0.34	0.76	1.03	1.37

Shares used in per share calculations
Basic	44,477	42,440	43,817	41,554
Diluted	47,012	45,538	46,451	43,619

Reconciliation of net income before income tax as reported and net income excluding equity-based compensation
(Unaudited) (in 000's - except per share amounts)
	QTD	YTD
	December 31, 2003	December 31, 2003
Net income before income tax as reported	$15,047	$44,175

Add back equity-based compensation	547	1,849
Deduct income taxes (note 1)	(6,238)	(18,410)
Net income excluding equity-based compensation	$9,356	$27,614

Net income excluding equity-based compensation per share
Basic	$0.22	$0.66
Diluted	0.21	0.63

Shares used in per share calculations
Basic	42,440	41,554
Diluted	45,538	43,619

WebEx has consistently provided this measurement in press releases reporting earnings per share because this measurement provides a consistent basis for comparison between quarters, which is not influenced by fluctuations in the company's stock price or changes in the company's effective tax rate, and which therefore is useful to investors.

Note 1
Income taxes is calculated by applying a 40% effective tax rate to pre-tax income, excluding equity-based compensation. The 40% effective tax rate is based on combined US federal and state statutory tax rates. The company's actual tax rate can differ from the statutory rate because of changes in deferred tax valuation allowance, the effect of income taxed in foreign jurisdictions, tax credits and other items.

Reconciliation of net income before income tax as reported and net income excluding tax benefit
(Unaudited) (in 000's - except per share amounts)
	QTD	YTD
	December 31, 2004	December 31, 2004
Net income before income tax as reported	$18,945	$69,769

Expense for income tax reported	3,169	21,889
Exclude tax benefit	3,755	3,755
Net income excluding tax benefit	$12,021	$44,125

Net income excluding tax benefit per share
Basic	$0.27	$1.01
Diluted	0.26	0.95

Shares used in per share calculations
Basic	44,477	43,817
Diluted	47,012	46,451

WebEx is providing this measurement in the press releases reporting earnings per share because this measurement provides a consistent basis for comparison between quarters and years, which is not influenced by non-recurring tax events, and which therefore is useful to investors.

WebEx Communications, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In 000's)

	December 31,	December 31,
	2004	2003
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$185,138	$134,635
Accounts receivable, net	32,438	21,414
Deferred tax assets	6,329	14,623
Prepaid income tax	1,739	-
Prepaid expenses and other current assets	4,817	2,505
Total current assets	230,461	173,177

Property & equipment, net	44,783	19,275
Goodwill	1,822	-
Intangibles and other assets	4,667	2,235
Deferred tax assets	4,060	6,809
Total assets	$285,793	$201,496

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$10,468	$4,648
Accrued expenses	18,396	18,953
Deferred revenue	9,867	9,648
Income tax payable	-	2,353
Total current liabilities	38,731	35,602

Stockholders' equity:
Common stock	45	43
Additional paid-in capital	245,807	213,275
Accumulated deficit	(1,043)	(48,923)
Deferred equity-based compensation	(15)	(74)
Accumulated other comprehensive income	2,268	1,573
Total stockholders' equity	247,062	165,894

Total liabilities and stockholders' equity	$285,793	$201,496